Exhibit 3.145

CERTIFICATE OF FORMATION

OF

HILTON D.C., LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions, and subject to the requirements, of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code, and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:	The name of the limited liability company is
HILTON D.C., LLC

SECOND. The address of its registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805. The name of its registered agent at such address is CORPORATION SERVICE COMPANY.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on August 11, 1999.

/s/ David Marote
David Marote, Authorized Person

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION

OF

HILTON D.C., LLC

It is hereby certified that:

1.	The name of the limited liability company (hereinafter called the “limited liability company”) is Hilton D.C., LLC

2.	The limited liability company’s Certificate of Formation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article the following new Article:

FIRST.	The name of the limited liability company is
Hilton Grand Vacations Company, LLC

3.	The amendment herein certified shall become effective on the date this Certificate of Amendment is filed with the Delaware Secretary of State.

Executed on December 13, 1999.

/s/ Dieter H. Huckestein
Dieter H. Huckestein
Authorized Person